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                                                                     Exhibit 8.1


                                   JONES DAY
                       NORTH POINT - 901 LAKESIDE AVENUE
                           CLEVELAND, OHIO 44114-1190
              TELEPHONE: (216) 586-3939 - FACSIMILE (216) 579-0212

                                                                February 5, 2003

Parker-Hannifin Corporation
6035 Parkland Blvd.
Cleveland, OH  44124-4141

           Re:   Prospectus Supplement For 4.875% Senior Notes Due 2013

Ladies and Gentlemen:

         We have acted as special tax counsel to Parker-Hannifin Corp. (the "Company") in connection with the issuance of $225 million aggregate principal amount of the Company's 4.875% Senior Notes, due 2013 (the "Notes"), as set forth in the Company's Prospectus (the "Prospectus"), dated February 25, 2002, and the Company's Prospectus Supplement (the "Prospectus Supplement"), dated February 5, 2003.

         In connection with our opinion, we have reviewed and are relying upon the Registration Statement on Form S-3 (File No. 333-82806) of which the Prospectus and Prospectus Supplement are a part (the "Registration Statement"), including the exhibits thereto, the representations contained in a letter dated today addressed to us from the Company, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

         This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, current Treasury regulations issued thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation, possibly with retroactive effect.

         Based upon and subject to the foregoing and subject to the limitations set forth herein, it is our opinion that the material federal income tax consequences to holders of the Notes will be as described under the heading "Certain U.S. Federal Income Tax Considerations" in the Prospectus Supplement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance of the Notes.

         We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                      Very truly yours,



                                      /s/ Jones Day